UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 6, 2008

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

As disclosed in the Current Report on Form 8-K filed by Exar Corporation (the “Company”) on December 6, 2007, Ralph Schmitt, Chief Executive Officer and President of the Company, resigned as Chief Executive Officer and President of the Company and as a member of its Board of Directors on December 6, 2007, effective immediately. In connection with such resignation, the Company entered into a Separation and General Release Agreement with Mr. Schmitt on December 29, 2007 (the “Separation Agreement”), which has become effective as of January 6, 2008 (the “Effective Date”).

The Separation Agreement provides that the Company will pay Mr. Schmitt severance pay in the amount of $440,000, less standard withholdings and authorized deductions, in equal installments in accordance with the Company’s standard payroll schedule from the Effective Date to December 5, 2008. If Mr. Schmitt timely exercises his right to convert and continue health and dental insurance, the Company will also pay the COBRA benefits for medical coverage for Mr. Schmitt and his eligible dependents for a period commencing on December 6, 2007 and ending on the earlier to occur of (i) the date Mr. Schmitt becomes eligible for medical coverage with another employer and (ii) June 5, 2008. The Company’s above payment obligations are conditioned upon Mr. Schmitt’s compliance with the Separation Agreement and certain other agreements to which he is a party. Among other things, the Separation Agreement provides for a full and general release by Mr. Schmitt in favor of the Company and Mr. Schmitt’s agreement to certain confidentiality, non-solicitation and non-disparagement obligations.

The foregoing summary of the material terms of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
10.1	Separation and General Release Agreement between Exar Corporation and Ralph Schmitt, dated as of December 29, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2008

EXAR CORPORATION

By:	/s/ J. Scott Kamsler

Name:	J. Scott Kamsler
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Separation and General Release Agreement between Exar Corporation and Ralph Schmitt, dated as of December 29, 2007